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                                                                  EXHIBIT 12.2
                  STATEMENT REGARDING COMPUTATION OF RATIOS
                     RATIOS OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT RATIOS)

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                                                                                   Thirty-nine weeks ended
                                                                             ------------------------------------
                                                                             October 28, 1995   October 29, 1994
                                                                             ----------------    ----------------
        Interest                                                                 $ 23,441           $ 18,033
        Interest factor in rental expense                                           5,438              4,285
        Capitalized interest                                                        1,111              1,418
                                                                                 --------            -------
(a)     Fixed charges, as defined                                                  29,990             23,736
        Earnings before income taxes and cumulative effect of change in
         accounting principle                                                     100,198             98,351
        Fixed charges                                                              29,990             23,736
        Capitalized interest                                                       (1,111)            (1,418)
                                                                                 ---------          --------
(b)     Earnings, as defined                                                      129,077            120,669
(c)     Ratio of earnings to fixed charges (b/a)                                      4.3x               5.1x

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